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                                                                   EXHIBIT 10.17

October 26, 1999


Mr. Robert Russo
1926 Clover Court
Pleasanton, CA 94588

Dear Bob:

At VA Linux Systems, we depend on the commitment, enthusiasm and skills of our team members to lead the Company's growth. Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can.

With this in mind, we are pleased to offer you a position as Senior Vice President and General Manager of Worldwide Field Operations, reporting to Larry Augustin, President & CEO.

In this position, you will play a significant role in building the Company's sales, support, and services businesses. Your areas of responsibility will include:

      o     Worldwide responsibility for all sales and sales support activities.

      o Worldwide responsibility for all customer support (post sales support) activities.

      o     Worldwide responsibility for all professional services activities.

      o Representing the Company in your interactions with customers, the Linux community, suppliers, investors, media representatives and the general community.

Your compensation will consist of:

      o BASE COMPENSATION -- You will receive a base salary of $175,000. Such salary shall be paid periodically in accordance with normal Company payroll practices.

      o INCENTIVE COMPENSATION -- You will also be eligible to receive an incentive based bonus that will be targeted at $125,000 upon attainment of the Board approved Plan. Incentive compensation will be based upon achievement of both quarterly and annual goals which will be mutually determined for the new plan year. The plan will provide accelerators for "over plan" performance. Again, the target inventive bonus will be paid in accordance with normal Company practices and policies.

      o STOCK OPTIONS -- VA Linux is offering you an option to purchase 950,000 shares of common stock which reflects the Company's forthcoming stock split, at an exercise price at the then-fair market value, as determined by the Board at the date of grant. Vesting of all options will commence immediately upon start of employment and will continue at a rate of 1/48 per month.

      o EMPLOYEE BENEFITS -- You will also receive the Company's normal employee benefit package, including health insurance through Lifeguard, dental insurance through Guardian, and a 401(k) retirement plan. You will also receive two weeks paid vacation each year.

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o   EMPLOYMENT RELATIONSHIPS -- As with all VA Linux Systems staff, your employment is "at will," meaning either you or the Company may terminate your employment at any time, for any reason.

    In the event of termination, the following severance benefits shall apply:

    A) INVOLUNTARY RESIGNATION. If you are Involuntary Terminated from the Company within the first year of employment, you will receive 6 months base compensation inclusive of all benefits and 6 months vesting of stock. If you are Involuntarily Terminated after the first year of employment, you will receive three months base compensation and three months continued vesting. In the event a new CEO is named during the first 12 months of employment, the Employee will accelerate 25% of the initial stock grant if employee is terminated for any reason within the longer of (a) six months of the new CEO being named or; (b) 12 months from employee start date.

    B) CHANGE OF CONTROL TERMINATION. Accelerated vesting of initial option grant on Change of Control and Involuntary Termination -- You will receive 12 additional months of accelerated vesting of your initial option grant upon (a) a Change of Control and (b) Involuntary Termination within six months of Change of Control.

    C) VOLUNTARY RESIGNATION: TERMINATION FOR CAUSE. If the Employee voluntarily resigns from the Company (other than a resignation that is an Involuntary Termination), or if the Company terminates the Employee's employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company's then-existing severance and benefits plans and policies at the time of such resignation or termination.

    D) "INVOLUNTARY TERMINATION," "CAUSE" AND "CHANGE OF CONTROL" have the meaning as defined in Section 2(b) of the Founders' Stock Repurchase Agreement, dated October 30, 1998, except in so far as when the term Founder is used, the term Employee is understood for this Agreement.

Bob, we are pleased to welcome you to VA Linux Systems. If you ever feel it necessary to discuss issues of your employment, please feel free to raise them frankly with us. Please signify your acceptance of this offer by signing below and returning this letter to me no later than Wednesday morning, October 27, 1999.

Sincerely,


/s/ LARRY M. AUGUSTIN                   /s/ TODD SCHULL
Larry M. Augustin, PhD                  Todd Schull
President & CEO                         Vice President & CFO


Accepted by:

/s/ ROBERT RUSSO                        10/27/99
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Robert Russo                            Date


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